UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________
FORM 8-K
______________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2015

GRIFFON CORPORATION
 (Exact Name of Registrant as Specified in Charter)

Delaware	1-06620	11-1893410
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Fifth Avenue, 18th Floor New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 957-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 13, 2015, Griffon Corporation (the “Company”) and certain of its subsidiaries amended and restated its revolving credit facility to

•	increase the facility from $225 million to $250 million, and

•	extend its maturity to March 13, 2020.

The amendment and restatement also modifies certain other provisions of the credit facility, as described below.

The other parties to the Second Amended and Restated Credit Agreement (the “Amended Credit Agreement”) are JPMorgan Chase Bank, N.A. (the “Administrative Agent”), Deutsche Bank Securities Inc., as syndication agent, Wells Fargo Bank, National Association, Citizens Bank, National Association and HSBC Bank USA, N.A., as co-documentation agents, and the other lenders party thereto.

The Amended Credit Agreement provides for a revolving credit facility (the “Facility”) in the aggregate principal amount of $250 million (increased from $225 million), and includes a letter of credit sub-facility with a limit of $50 million (decreased from $60 million) and a multi-currency sub-facility of $50 million. In lieu of a swingline sub-facility, the Amended Credit Agreement provides for same day borrowings of base rate loans.

The Amended Credit Agreement contains a customary accordion feature that permits us to request an increase in the aggregate principal amount of the Facility by up to an additional $50 million (decreased from $75 million), and also permits us to request an extension of maturity for some or all of the commitments under the Facility. The consent of each individual lender is required to increase such lender’s commitment under the Facility or to extend the maturity of such lender’s commitment under the Facility.

Borrowings under the Facility may be repaid and re-borrowed at any time, subject to final maturity of the Facility or the occurrence of an event of default under the Amended Credit Agreement. Maturity of the Facility has been extended to March 13, 2020 (from March 28, 2019).

Except for dispositions that, in the aggregate, do not exceed 20% of the consolidated assets of the Company and subject to certain reinvestment rights and other exceptions, we will be required to make repayments (and reduce the commitments) under the Facility upon the disposition of certain of our assets.

Interest is payable on the outstanding aggregate principal amount of the Facility at either a LIBOR or Base Rate benchmark rate plus an applicable margin, which will decrease based on our financial performance. Current margins are 1.00% (compared to 1.25% prior to the amendment) for Base Rate loans and 2.00% (compared to 2.25% prior to the amendment) of LIBOR loans, in each case without a floor.

The Facility contains the following three financial maintenance tests:

•
A consolidated leverage ratio that is calculated as a ratio of consolidated net funded debt to consolidated EBITDA. This ratio is currently set at 5.75:1.00 but will step-down over the life of the Facility.

•	A consolidated senior secured leverage ratio that is calculated as a ratio of consolidated senior secured funded debt to consolidated EBITDA. This ratio is set at 3:1.

•	A consolidated interest coverage ratio that is calculated as a ratio of consolidated EBITDA to consolidated interest expense. This ratio is set at 2.5:1.
Other material terms of the Facility include customary affirmative and negative covenants and events of default. Certain restrictions that we are subject to include, without limitation, restrictions on indebtedness, liens, restricted payments and investments.

Under our existing guaranty and collateral agreement, borrowings under the Amended Credit Agreement are guaranteed by our material domestic subsidiaries, and are secured on a first priority basis by (i) all assets (except real estate) of the Company and its material domestic subsidiaries, and (ii) a pledge of not greater than 65% of the equity interest in each of our material, first-tier foreign subsidiaries. None of our foreign subsidiaries guarantee our obligations under the Amended Credit Agreement.
A copy of the Amended Credit Agreement is filed herewith as Exhibit 99.1. The foregoing description of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement.

Item 9.01. Financial Statements and Exhibits
           (d)      Exhibits

Exhibit
Number	Exhibit Title

99.1
Second Amended and Restated Credit Agreement, dated as of March 13, 2015, by and among Griffon Corporation, JPMorgan Chase Bank, N.A., as administrative agent, Deutsche Bank Securities Inc., as syndication agent, Wells Fargo Bank, National Association, Citizens Bank, National Association and HSBC Bank USA, N.A., as co-documentation agents, and the other lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 16, 2015	GRIFFON CORPORATION.

	By:	/s/ Seth L. Kaplan
Name: Seth L. Kaplan
Title: Senior Vice President

EXHIBIT INDEX

Exhibit
Number	Exhibit Title

99.1
Second Amended and Restated Credit Agreement, dated as of March 13, 2015, by and among Griffon Corporation, JPMorgan Chase Bank, N.A., as administrative agent, Deutsche Bank Securities Inc., as syndication agent, Wells Fargo Bank, National Association, Citizens Bank, National Association and HSBC Bank USA, N.A., as co-documentation agents, and the other lenders party thereto.